Exhibit 99.1

KLA-Tencor Announces Intent to Acquire Belgium’s ICOS Vision Systems

(Announcement made in accordance with article 8 of the Belgian royal decree of April 27, 2007 on takeover bids)

KLA-Tencor’s Global Market Presence to Help Accelerate

ICOS’s Growth and Expand KLA-Tencor in Solar and Other Emerging Markets

SAN JOSE, California, and LEUVEN, Belgium — February 21, 2008 — KLA-Tencor Corporation (NASDAQ: KLAC) and ICOS Vision Systems Corporation NV (Euronext: IVIS) today jointly announced an agreement under which KLA-Tencor will make a friendly tender offer to acquire ICOS in a cash transaction valued at €36.50 per share. KLA-Tencor is the leading supplier of inspection and metrology systems to the global semiconductor industry; ICOS is a leading supplier of packaging and interconnect inspection solutions for the semiconductor industry, and has a market leadership position in the inspection of photovoltaic solar technologies and LED lighting products.

The transaction is expected to close in the second calendar quarter of 2008 and is subject to the following closing conditions: (a) the acceptance of the offer by holders of at least 85% of ICOS’s outstanding shares, (b) ICOS not having distributed any new dividend to its shareholders prior to completion of the bid, (c) the bid must not be subject to review by any governmental authority regulating antitrust, competition or merger control matters in any jurisdiction beyond the initial phase of review for the applicable jurisdiction, and (d) the absence of any material adverse change with respect to ICOS. The board of directors of ICOS has confirmed that it will issue a favorable opinion on the bid (subject to the filing by KLA-Tencor with the Belgian “Commissie voor het Bank-, Financie- en Assurantiewezen/Commission bancaire, financière et des assurances” of a final prospectus compliant with all applicable requirements) and that any board members holding ICOS shares will tender their shares in the offer.

The net transaction value (excluding treasury shares and net of cash) is €316.9 million (approximately $465.8 million). The transaction value represents a 35% premium to the average closing price of ICOS’s shares over the preceding 90-days. In addition, as part of the bid, KLA-Tencor will offer to purchase at the bid price, under certain circumstances, the ICOS shares underlying all outstanding 2002 employee stock options and 2007 employee warrants. KLA-Tencor expects for the transaction to be accretive to earnings per share in the first year.

“ICOS has exceptional synergy with KLA-Tencor in both markets and technologies, and would provide us with additional opportunities for both growth and diversification,” said Rick Wallace, CEO of KLA-Tencor. “Our two companies serve adjacent markets and offer complementary technologies, making this a good fit for both parties, and we believe that ICOS’s growth potential will be even greater as part of KLA-Tencor. This acquisition would give KLA-Tencor a significant presence in semiconductor packaging inspection, as well as in fast-growing markets like solar and LED lighting, setting the stage for ongoing growth outside KLA-Tencor’s primary market in semiconductor fab operations.”

ICOS’s primary business is the design and manufacture of inspection equipment for semiconductor packaging and interconnect applications. ICOS’s systems also perform inspection of solar wafers and solar cells at different stages of production enabling solar manufacturers to effectively monitor the production process. The inspection modules allow fast, efficient and reliable optical classification of solar cells at the different stages of the production flow.

Anton De Proft, ICOS’s president and chief executive officer, said, “I believe that combining the strengths of KLA-Tencor and ICOS would significantly increase our growth potential and provide remarkable resources for advanced technical development of our existing products and technologies. Both companies have highly complementary market positions, with no overlap in product lines.”

About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, California, the Company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC. Additional information about the Company is available at http://www.kla-tencor.com.

About ICOS: ICOS designs and manufactures inspection equipment for semiconductor packaging and interconnect applications. It is a world-leading supplier of equipment for the visual inspection of IC’s, before they are used in various applications such as PC’s, portable phones or cars. ICOS’s systems perform two- and three-dimensional (2D and 3D) inspection of IC’s, wafers, solar cells, substrates, sockets, etc. ICOS offers stand-alone inspection systems, as well as inspection modules for integration. ICOS is headquartered in Leuven, Belgium and has R&D centers in Belgium, Germany and Hong Kong, sales and support offices in Japan, the USA, Singapore, Hong Kong, Korea and Taiwan and production facilities in Belgium, Hong Kong and China. Additional information on the Company is available at http://www.icos.be.

Forward Looking Statements: Statements in this press release other than historical facts, such as statements regarding the anticipated timing of the closing of the transaction, the anticipated impact of the transaction on KLA-Tencor’s financial statements, and the potential benefits that may result from the transaction, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to those associated with demand for the companies’ respective product lines; the results of product development efforts; the success of product offerings to meet customer needs within the timeframes required by customers in these markets; disruption from the proposed acquisition making it more difficult to maintain relationships with customers, vendors and employees; the failure to obtain and retain expected synergies from the proposed acquisition; the failure of ICOS shareholders to tender a sufficient number of shares to satisfy the minimum acceptance closing condition; delays in obtaining, or adverse conditions contained in, any required regulatory approvals; failure to consummate or delay in consummating the proposed acquisition for other reasons, changes in laws or regulations; and other similar factors. For other factors that may cause actual results to differ materially from those projected and anticipated in forward-looking statements in this release, please refer to the Company’s Annual Report on Form 10-K for the year ended June 30, 2007, subsequently filed Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (including, but not limited to, the risk factors described therein).

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